Exhibit 23.5

Consent of independent auditors

We consent to the use in this Registration Statement of The Aveon Group L.P. on Form S-1 of our report dated July 31, 2010 related to the consolidated financial statements of Glenrock Asset Management Associates, L.P. (including those of Glenrock Global Partners (AI), L.P., Glenrock Global Partners (QP), L.P. and Glenrock Global (B.V.I.) Master Fund L.P.) as of and for the years ended December 31, 2009, 2008 and 2007, appearing in the prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ DELOITTE & TOUCHE

Road Town, Tortola

August 9, 2010